Exhibit 99.1

For more information:
Vince Grisell, 816-842-8181
FOR IMMEDIATE RELEASE	investorrelations@inergyservices.com

Inergy Midstream to Acquire the COLT Crude Oil Logistics Hub

**********

Establishes New Midstream Platform in the Prolific Bakken Shale

Kansas City, MO (November 5, 2012) – Inergy Midstream, L.P. (NYSE:NRGM) (“Inergy Midstream”) and the owner of its general partner, Inergy, L.P. (NYSE:NRGY) (“Inergy”), announced today that Inergy Midstream has executed a definitive agreement to purchase Rangeland Energy, LLC (“Rangeland”), the owner and operator of the COLT crude oil rail terminal, storage, and pipeline facilities (the “COLT Hub”) for $425 million, subject to certain performance milestones and customary working capital adjustments. As discussed below, Inergy Midstream has entered into an agreement to sell $225 million of common units in a private placement and has obtained committed unsecured debt financing to fund the balance of the acquisition purchase price.

The COLT Hub is strategically located near the town of Epping in Williams County, North Dakota, in the heart of the Bakken and Three Forks shale oil-producing areas. The COLT Hub provides producers, refiners, and marketers with the largest open-access crude oil distribution hub in North Dakota. With 720,000 barrels of crude oil storage and two 8,700-foot rail loops, the COLT Hub can accommodate 120-car unit trains and is capable of moving more than 120,000 barrels per day by rail. COLT’s customers can source product via the eight-bay truck unloading rack, the COLT Connecter, a 21-mile, 10-inch bi-directional pipeline that connects the COLT Hub to the Enbridge and Tesoro pipelines at Dry Fork (Beaver Lodge/Ramberg junction), the Banner gathering system, and a planned connection to the Bear Tracker Energy gathering system.

“We are excited to announce the acquisition of a vital midstream asset in one of the most compelling shale basins in North America,” said John Sherman, President and CEO of Inergy Midstream. “The COLT Hub diversifies Inergy Midstream’s cash flow, expands our geographic footprint, complements our existing operations, and should lead to further expansion opportunities for our investors.”

Approximately 90% of the expected revenue at the COLT Hub will be derived from “take or pay” contracts that average 3.9 years in tenor and are with credit-worthy counterparties. These contracts underpin a growing and stable cash flow stream that is expected to be immediately accretive to distributable cash flow per common unit.

The COLT Hub acquisition is an expansion of Inergy Midstream’s shale-focused infrastructure portfolio and a natural extension of Inergy’s refinery and producer-services businesses. Additionally, the COLT Hub has a first-mover advantage in the Bakken and should lead to incremental crude oil and NGL investments.

“The COLT Hub is an attractive asset that provides refiners with crucial access to Bakken-sourced crude oil and offers producers reliable takeaway capacity to premium demand markets,” said Bill Gautreaux, President of Inergy Services. “We are excited to acquire and grow this business.”

To fund the Rangeland acquisition, Inergy Midstream has entered into an agreement with institutional investors to sell $225 million of common units in a private placement concurrent with, and conditioned upon, the closing of the transaction. Institutions participating in the private placement are funds managed by Kayne Anderson Capital Advisors, L.P., FAMCO MLP, a division of Advisory Research, Inc., Tortoise Capital Advisors, LLC, and Magnetar Capital, among others. In addition, Inergy Midstream has obtained $225 million of committed unsecured debt financing from Citigroup Global Markets Inc. and J.P. Morgan.

Jefferies & Company, Inc. acted as sole financial advisor to Inergy Midstream in connection with the transaction.

The transaction is expected to close in early December of 2012, subject to approval under the Hart-Scott-Rodino Act and other customary closing conditions.

Inergy Midstream and Inergy will host a live conference call and internet webcast to discuss the acquisition and Inergy Midstream’s business and financial outlook at 10:30 a.m. Central Time, Monday, November 5, 2012. The call-in number for the conference call is 1-877-405-3427, and the conference name is Inergy Midstream, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergylp.com. A digital recording of the call will be available for one week following the call by dialing 1-855-859-2056 and entering the pass code 65212125.

About Inergy Midstream, L.P.

Inergy Midstream, L.P., headquartered in Kansas City, Missouri, is a master limited partnership primarily engaged in the development and operation of natural gas and NGL storage and transportation assets. Inergy Midstream’s assets are located in the Northeast region of the United States.

About Inergy, L.P.

Inergy, L.P., headquartered in Kansas City, Missouri, is a publicly traded master limited partnership. Inergy’s operations include a natural gas storage business in Texas and an NGL supply logistics and marketing business that serves customers in the United States and Canada. Through its general partner interest and majority equity ownership interest in Inergy Midstream, L.P., Inergy is also engaged in the development and operation of natural gas and NGL storage and transportation business in the Northeast region of the United States.

This press release contains forward-looking statements, which are statements that are not historical in nature including statements concerning the expectation that the closing conditions will be satisfied and the Rangeland acquisition will close, the accretion expectations as a result of Rangeland, the availability and timing of any expansion possibilities at Rangeland, and the expectation that the acquisition will be funded by a combination of debt and equity. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K, in Inergy Midstream’s prospectus dated December 15, 2011, filed with the United States Securities and Exchange Commission in accordance with Rule 424(b) of the Securities Act on December 16, 2011, and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

Corporate news, unit prices, and additional information about Inergy and Inergy Midstream, including reports from the United States Securities and Exchange Commission, are available on the company’s website, www.inergylp.com. For more information, contact Vince Grisell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

###